Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler President (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 324-7318
ASHFORD HOSPITALITY TRUST DECLARES PREFERRED DIVIDENDS
FOR SECOND QUARTER
DALLAS — (June 16, 2009) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the second quarter ending June 30, 2009. The dividend, which equates to an annual rate of $2.1375 per share, is payable on July 15, 2009, to shareholders of record as of June 30, 2009.
The Board also has declared a quarterly cash dividend of $0.14 per diluted share for the Company’s Series B Cumulative Preferred Stock for the second quarter ending June 30, 2009. The dividend, which equates to an annual rate of $0.56 per share, is payable on July 15, 2009, to shareholders of record as of June 30, 2009.
The Board also has declared a quarterly cash dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the second quarter ending June 30, 2009. The dividend, which equates to an annual rate of $2.1125 per share, is payable on July 15, 2009, to shareholders of record as of June 30, 2009.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600